                                                                  Exhibit 23.1



                 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 33-93809) and related Prospectus of FiNet.com, Inc. and subsidiaries for the registration of 600,000 shares of its common stock and to the incorporation by reference therein of our report dated June 11, 1999 (except Note 20, as to which the date is June 28, 1999), with respect to the consolidated financial statements of FiNet.com, Inc. and subsidiaries included in its Form 10-K/A for the year ended April 30, 1999, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
March 20, 2000